Exhibit 1

PRESS RELEASE

Gentium Announces MAA for Defibrotide Accepted by EMA and will be Reviewed by CHMP under Accelerated Assessment

VILLA GUARDIA (COMO), Italy, June 1, 2011 (GlobeNewswire) -- Gentium S.p.A. (NASDAQ: GENT) (the “Company”) announced today that its Marketing Authorization Application (MAA) seeking approval of Defibrotide for the prevention and treatment of hepatic veno-occlusive disease (VOD) following stem-cell transplantation has been accepted for review by the European Medicines Agency (EMA).  Acceptance of the MAA indicates that the application is complete and initiates the  regulatory review process by the Committee for Medicinal Products for Human Use (CHMP). CHMP has agreed to the Company’s request for an accelerated assessment of the MAA. Under accelerated assessment, the review timeline of the MAA is shortened from 210 to 150 days.

Review of the MAA will be conducted under the centralized licensing procedure, which, when finalized, provides one marketing authorization in all 27 member states of the European Union.

"We are pleased to have achieved this important corporate milestone and are delighted that the CHMP has agreed to an accelerated assessment," said Dr. Khalid Islam, Chairman and Chief Executive Officer of Gentium S.p.A.  “We look forward to working closely with the agency as they review our application. We are currently establishing our commercial infrastructure to prepare for launch of Defibrotide in the EU, if approved.”

Defibrotide has been granted Orphan Designation by the European Commission for both the prevention and treatment of hepatic VOD.  The Company also intends to file a New Drug Application with the US Food and Drug Administration before the end of the second quarter of 2011.

About VOD
Veno-occlusive disease is a potentially life-threatening condition, which typically occurs as a significant complication of stem cell transplantation. Certain high-dose conditioning regimens used as part of stem cell transplant (SCT) can damage the lining cells of hepatic blood vessels and so result in VOD, a blockage of the small veins of the liver that leads to liver failure and can result in significant dysfunction in other organs such as the kidneys and lungs (so-called severe VOD). SCT is a frequently used treatment modality following high-dose chemotherapy and radiation therapy for hematologic cancers and other conditions in both adults and children. There is currently no approved agent for the treatment or prevention of VOD in the US or the EU.

About Gentium
Gentium S.p.A., located in Como, Italy, is a biopharmaceutical company focused on the development and manufacture of drugs to treat and prevent a variety of diseases and conditions, including vascular diseases related to cancer and cancer treatments. Defibrotide, the Company's lead product candidate, is an investigational drug that has been granted Orphan Drug status by the U.S. FDA and Orphan Medicinal Product Designation by the European Commission both to treat and to prevent VOD and Fast Track Designation by the U.S. FDA to treat VOD.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements." In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including with respect the possibility of any future regulatory approval, may differ materially from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Form 20-F filed with the Securities and Exchange Commission under the caption "Risk Factors."

SOURCE: Gentium S.p.A.

Gentium S.p.A.
Salvatore Calabrese, +39 031-385-287
SVP & CFO
scalabrese@gentium.it

or

The Trout Group
Christine Labaree, +1 646-378-2951
clabaree@troutgroup.com